Exhibit 11.1

Global Insider Trading Policy and Guidelines with Respect to Transactions in Company’s Securities	Doc. Name:	GLOBAL ITCS
	Rev. Num:	3.0
	Site:	Global – All Sites

Title: Global Insider Trading Policy and Guidelines with Respect to
Transactions in Company’s Securities

Corporate spec. Internal use only.

1	Purpose and Scope

1.1	Purpose

To comply with U.S. and Israeli securities laws with respect to (i) trading in the Company’s securities while in possession of Inside Information (as defined in Section 4); and (ii) tipping or disclosing Inside Information.  For purposes of this Policy, the Company shall mean Tower Semiconductor Ltd. (“Tower”) and its subsidiaries.

1.2	Scope

1.2.1	Employees, Board of Directors, Key Persons and Insiders

This Policy applies to all employees of the Company, all members of the Company’s Board of Directors, Key Persons and Insiders (each as defined in Appendix 1) and any other person who receives or has access to Inside Information due to his/her position and/or connection with the Company (each such person subject to the Policy is referred to as a “Covered Person”) and Associates (as defined below) of a Covered Person.

1.2.2	Company’s Securities

This Policy applies to any and all transactions in the Company’s equity-based and debt-based securities, including but not limited to ordinary shares and securities exercisable for, or convertible into, the Company’s securities, as well as any Derivative Securities (as defined below) and securities of other companies as set forth herein.

1.2.3	Personal Liability

This Policy is not intended to replace one’s responsibility to understand and comply with the legal prohibitions on insider trading. Those in violation of insider trading laws may be subject to personal liability and/or criminal penalties.

2	Table of Contents

2.1	Index of Tables

Table 3‑1:	Referenced Documents

Table 4‑1:	Abbreviations and Terms Descriptions

2.2	Index of Figures

N/A

3	Referenced Documents

Table 3‑1:          Referenced Documents

Document Title	Document Name
Manufacturing Safety Procedures	SOP 09008
Environmental Quality Master Specification (QMS)

4	Definitions

Table 4‑1:          Abbreviations and Terms Descriptions

Abbreviations/Terms	Description
Compliance Officer	The person responsible for the implementation of the Policy is the Tower Vice-CFO. Her replacement is the Tower Chief Legal Officer and Corporate Secretary (see Appendix 3)
Compliance Committee	The names of the Committee members are set forth in Appendix 3.
Derivative Securities
Any instrument that derives its value from the price of the Company’s securities, including but not limited to, puts, calls, warrants, options and convertible securities whether or not issued by the Company.

Family Member
A child, stepchild, grandchild, parent, stepparent, grandparent, spouse (or comparable co-habitation relationship), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in law, in each case including adoptive relationships.

Inside Information
Inside Information is Material Information that has not been disclosed, and is not available, to the general public. Inside Information will be deemed to be public one full Nasdaq trading day after such information’s public announcement.

Material Information
Material Information is information that a reasonable investor would consider important in making a decision to buy, hold or sell securities. See Section 7 for further elaboration of the definition of Material Information.

Ordinary Black-Out Periods
The period commencing on the 15th day of the third month of every financial quarter, and concluding at the end of one full Nasdaq trading day after public announcement of the quarterly (or, in the case of the fourth quarter, annual) financial results of Tower, with respect to any trading in the Company's securities.

Special Black-Out Periods	Any special prohibition period as determined from time to time by the Compliance Officer. No person shall disclose to any third party that such Special Black-Out Period has been determined.
10b5-1 Plan
Any written contract, plan or instructions entered into when the Covered Person was not in possession of Inside Information nor during an Ordinary Black-Out Period or Special Black-Out Period, that complies with and is operated in accordance with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, to engage in transactions involving the Company’s securities.

5	Additional Persons Subject to This Policy

Each of the policies and procedures under this Policy that is binding on a Covered Person also applies to the “Associates” of such Covered Person, which consist of:

•	any Family Member or other person who resides in the household of a Covered Person;

•	any Family Member who does not live in the household of a Covered Person but whose transactions in the Company’s securities or Derivative Securities are directed by or subject to the influence or control of a Covered Person (such as parents or children who consult with a Covered Person before they trade in the securities); and

•	any entities that a Covered Person controls, and transactions by such entities should be treated for the purposes of this Policy as if they were for the account of the Covered Person, unless the entity engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) and confirms to the reasonable satisfaction of the Compliance Officer that it has established its own policies and procedures for compliance with insider trading restrictions under applicable securities laws.

For the avoidance of doubt, it is hereby clarified that all prohibitions, policies and procedures detailed in this Policy apply not only to Covered Persons, but also to all Associates of Covered Persons.  Any reference to a “Covered Person(s)” in this Policy shall be deemed to include such Covered Person's Associates.  Situations may exist where a Covered Person has record ownership of or a beneficial interest in securities, but has no responsibility for investment decisions, such as, for example, where the investment decisions have been delegated to an investment adviser. In such cases, this Policy is not intended to proscribe dealings in securities so long as the Covered Person has neither discussed the merits of the investment with, nor provided inside information to, the person or persons having the decision-making investment responsibility. Similarly, this Policy does not proscribe the purchase, sale or holding of an interest in a publicly traded mutual fund, even if the fund holds or trades in the Company’s securities or Derivative Securities.

6	Prohibited Activities

6.1	Engagement in Transactions While in Possession of Inside Information

No Covered Person shall (i) engage in transactions in the Company’s securities or Derivative Securities while in possession of Inside Information concerning the Company, or (ii) engage in transactions in the securities or Derivative Securities of another company while in possession of Inside Information concerning such other company, which was obtained in the course of his or her employment, engagement or other relationship with the Company (such as securities of any company with which the Company may be entering into or negotiating major transactions). These restrictions remain in effect until the Inside Information is fully disclosed to the public or until the Inside Information, although not disclosed, ceases to be Material Information.

6.2	Engagement in Transactions During Prohibited Periods

Insiders shall not engage in transactions in the Company’s securities or Derivative Securities during Ordinary Black-Out Periods or Special Black-Out Periods, as defined in Section 4 above, regardless of whether they actually possess Inside Information, unless such transactions fall under one of the exceptions set forth in Section 9.

It is important to keep in mind that, even if an Ordinary Black-Out Period or Special Black-Out Period is not in effect, the prohibition on trading when in possession of Inside Information continues to apply at all times.

6.3	Compliance with Pre-Clearance Process

Key Persons shall not engage in any transactions in the Company’s securities or Derivative Securities even during the periods that are not Ordinary Black-Out Periods or Special Black-Out Periods, without first complying with the pre-clearance process as described in Section 8.

6.4	Pre-clearance for Compliance Officer

The Compliance Officer shall not engage in any transactions in the Company’s securities or Derivative Securities without first obtaining the pre-clearance of another member of the Compliance Committee in accordance with the procedure described in Section 8.3 below.

6.5	Disclosure of Inside Information

Covered Persons shall not disclose, convey, hint at or reveal any Inside Information concerning the Company or any other company referred to in Section 6.1 above to any third party (including, but not limited to, employees of the Company whose jobs do not require them to have the Inside Information, Family Members, strategic partners, the counterparty in any business negotiations, analysts, private investors and members of the investment community and the media), unless disclosed for a legitimate business purpose of the Company, such as a potential transaction, on a need to know basis to a recipient who is bound by the terms of this Policy and/or the terms of a non-disclosure agreement with the Company with respect to the Inside Information.

6.6	Trading Advice

Covered Persons shall not give any trading advice of any kind (including advice to trade or to refrain from trading) with respect to the Company’s securities or Derivative Securities on the basis of Inside Information to any person (even if the Inside Information that provides the basis for the advice is not disclosed to such person), except for advice not to engage in transactions insofar as such transactions constitute a violation of law or this Policy.  The same shall apply with respect to securities or Derivative Securities of any other company referred to in Section 6.1 above, on the basis of Inside Information concerning that company.

6.7	Trading Instructions; Modification of Orders; Cancellation

If not qualified as a 10b5-1 Plan as described in Section 9.1.2 below, a trading instruction may be submitted, cancelled or modified by a Covered Person when not in an Ordinary or Special Black-Out Period if the Covered Person is not in possession of Inside Information. If a Key Person, such instruction may be given subject to signing the confirmation form in Appendix 2 attached and obtaining pre-clearance as required by Section 8.

Such trading instructions may allow for same-day execution or execution on a later date (i.e., a standing or limit order); provided that such instruction should allow for execution only until the next Ordinary or Special Black-Out Period.

6.8	Prohibition on Speculative Trading and Market Manipulation

No Covered Person may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company’s securities or Derivative Securities at any time.

Furthermore, Covered Persons may not engage in market manipulation, i.e., actions or transactions which create or maintain an artificial price for the Company’s securities or Derivative Securities, including, without limitation, wash trade transactions (i.e., the simultaneously sale and purchase of the same securities by the same investor); coordinated transactions (i.e., the acquisition and sale of the same security by two or more investors coordinated in advance among them); and stabilization transactions (i.e., the acquisition and sale of securities by an interested party in connection with a significant distribution of such securities (e.g., a public offering of the Company’s securities) exclusively for supporting the market of those securities).

6.9	Prohibition on Margin Accounts and Pledges

Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Inside Information or otherwise is not permitted to trade in Company securities, Covered Persons may not hold Company securities in a margin account or otherwise pledge Company securities as collateral for a loan.

6.10	Gift of Securities

Gifts of securities may include gifts to trusts for estate planning purposes, as well as donations to a charitable organization. All gifts of Company securities are transactions subject to this Policy (including pre-clearance requirements under Section 8, if applicable) and may not be made while the person making the gift is aware of Inside Information.

7	Material Information

Information about a company is material insofar as it may bring about a significant change in the investment decisions or voting decisions of a reasonable shareholder or investor, or if disclosure of the information may significantly change the general information about a company in the public domain.  Information which is likely to significantly change the price of a company's securities (or any Derivative Securities), whether positive or negative, or which is likely to prevent a price change as aforesaid, should be considered material. Whether particular information is “material” is dependent on analysis of facts and circumstances.  Notwithstanding the fact that it is not possible to define all the classes of information which would be considered material, information related to the following is often deemed material:

⬥	financial results, in particular quarterly and annual results, and significant changes in a company's financial results or material changes to previously filed financial statements;

⬥	a company's forecasts (especially earnings estimates) and strategic plans;

⬥	contracts, orders, suppliers, customers, important new financial sources or an acquisition, loss or cancellation of one of the foregoing, if material;

⬥	significant changes, developments or delays in technological processes and in important projects of a company;

⬥	significant cybersecurity incidents;

⬥	significant changes or developments in manufacturing, including yield problems, equipment that does not work properly or defects in a product that have significant financial impact;

⬥	significant price changes;

⬥	significant transactions, such as pending or potential acquisitions or mergers or a sale of a substantial portion of the Company's assets;

⬥	corporate restructurings, stock splits, stock dividends, public or private offerings of equity or debt securities, or significant changes in policy or dividend amounts of a company;

⬥	certain changes in senior management, such as the chief executive officer;

⬥	filing of a material claim, the threat of a material claim or the conclusion of a material claim;

⬥	notification that the Company can no longer rely on an auditor’s report; and

⬥	impending bankruptcy or inability of the Company to continue as a going concern.

Any Covered Person who has questions as to the materiality of any nonpublic information is advised to contact the Company’s Chief Legal Officer for guidance.  When in doubt as to the materiality of any nonpublic information, Covered Persons should refrain from trading.

8	Pre-Clearance of Transactions

Key Persons are required to adhere to the following additional procedures when trading in Company securities and Derivative Securities, setting up a 10b5-1 Plan or Israeli Safe Harbor (as defined below):

1.	Key Persons must obtain the following pre-clearance prior to submitting a transaction order for trading in the Company’s securities or Derivative Securities:

a.
he/she must provide the Compliance Officer with a written confirmation that he/she is not in possession of Inside Information, no earlier than one full Nasdaq trading day prior to giving the instruction to engage in the proposed transaction; and

b.	the Compliance Officer must provide written approval of receiving the Key Person written confirmation.

2.	The Compliance Officer's approval shall not exempt the Key Person from liability in the context of this Policy and any applicable law.

3.
The Compliance Officer will consult as such officer deems necessary with members of the Compliance Committee before clearing any proposed trade hereunder and otherwise to ensure proper implementation and compliance with this Policy.

4.	The Key Person’s confirmation required above shall be given on the form provided in Appendix 2 or as otherwise requested by the Company’s Stock Administrator.

5.	Clearance of a transaction must be re-requested if the transaction order is not placed within 48 hours of obtaining pre-clearance.

6.	If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

9	Certain Transactions or Events

9.1	Exempt Transactions

The following transactions described in Sections 9.1.1, 9.1.2 and 9.1.3 are exempt from, or exceptions to, the provisions of Sections 6.1, 6.2, 6.3, 6.4 and 8 of this Policy.

9.1.1	Exercises of Stock Options or Share Transactions with the Company

Exercises of stock options and payment of the exercise price to the Stock Administrator/employee options trustee, in each case in a manner permitted by the applicable security, or other share transactions with the Company such as purchases of shares from the Company are not subject to the restrictions of this Policy; however, trading in the securities so acquired shall be subject to this Policy (including pre-clearance requirements under Section 8, if applicable), including any sale of shares as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or payment of shares to any third party for tax withholding purposes.

9.1.2	Rule 10b5-1 Under the Securities Exchange Act of 1934

Transactions made pursuant to a 10b5-1 Plan. At the time of adoption of a 10b5-1 Plan, the Covered Person shall have fully complied with this Policy, including Sections 6.1, 6.2, 6.3, 6.4 and 8 hereof, as applicable. Individual transactions made pursuant to a 10b5-1 Plan shall not be subject to the restrictions of this Policy.

To benefit from the “safe harbor” provided under the US securities laws by Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, a Covered Person must submit a proposed 10b5‑1 Plan (or any proposed amendment to an existing 10b5-1 Plan) to a company managing the Company’s securities, bank or broker at least five business days prior to the planned entry into the 10b5-1 Plan, while the Covered Person is not aware of Inside Information and no Ordinary Black-Out Period or Special Black-Out Period is in effect. In such circumstances, such company, bank or broker will execute transactions in the Company’s securities on behalf of the Covered Person pursuant to the terms of such 10b5-1 Plan at such time(s) as specified in the 10b5-1 Plan including during Ordinary Black-Out Periods or Special Black-Out Periods and whether or not the Covered Person comes into possession of Inside Information.  The Covered Person may not modify the 10b5-1 Plan during an Ordinary Black-Out Period or Special Black-Out Period or while in possession of Inside Information.  The Covered Person may cancel a 10b5‑1 Plan at any time. If the Covered Person cancels a 10b5-1 Plan during an Ordinary Black-Out Period or Special Black-Out Period, the Covered Person may not adopt a new 10b5-1 Plan until the end of the three-month period following such cancellation.  However, during such three-month period, the Insider may engage in same day securities transactions if he/she has fully complied with this Policy, including Sections 6.1, 6.2, 6.3 and 8   thereof and is not in possession of any Inside Information. .

9.1.3	Safe Harbor Plan For Securities Traded Only in Israel

Transactions in Company securities that are traded only on the Tel Aviv Stock Exchange Ltd., made pursuant to a “safe harbor” plan adopted in accordance with the Israel Securities Authority's SLB 101-18 (safe harbor with respect to the use of Inside Information in transactions in securities of a corporation by key officers and employees) (an “Israeli Safe Harbor Plan”); provided, that the Covered Person has fully complied with this Policy, including Sections 6.1, 6.2, 6.3, 6.4 and 8 thereof, as applicable, at the time of adoption of such Plan.

9.2	Departing Employees

The restrictions imposed by the Policy will continue to apply to a Covered Person and his or her Associates after the termination of his or her employment with or engagement by the Company for a period of 60-days after his/her departure (and if applicable, such additional period of time if such Covered Person is aware of Inside Information until that Inside Information has become public or is no longer Material Information).

In the event any Insider departs from the Company and during the 60-day period after his/her departure he/she is subject to an Ordinary Black-Out Period, and as a result thereof any securities which were granted to him/her by the Company shall expire during such Ordinary Black-Out Period, the Compliance Officer may permit the Insider to engage in a transaction in such securities, but only during the last seven days prior to the expiry of such securities. Such permission is subject to the Insider providing the Company with confirmation, using the form provided in Appendix 2, that he/she is not in possession of any Inside Information.

In the event of departure due to an Insider’s death, his/her Associates shall no longer be considered Covered Persons; however, the prohibition on trading in the Company’s securities when in possession of Inside Information continues to apply.

9.3	Exception for Public Securities Offerings

The provisions of Section 6.2 shall not apply to any transaction if at the time of such transaction the Company is engaged in the offer and/or sale of its securities pursuant to an effective registration statement or prospectus filed by the Company with the SEC and/or the Israel Securities Authority. In the case of a shelf registration or similar offer to be made from time to time, the Company shall be deemed to be engaged in the offer or sale of its securities for the seven days following the effective date of such registration statement or prospectus and for any period when such offers or sales have actually been made pursuant thereto.

9.4	Treatment of Securities that are Unvested on Instruction Date

Instructions provided in accordance with this Policy with regard to securities that have not vested as of the date of the instructions shall be executed by such company, bank or broker only on or after the relevant vesting date.  When the Covered Person is no longer employed or engaged by the Company, all unvested equity is immediately cancelled and all instructions related to said equity shall be deemed cancelled.

10	Compliance Officer Duties Include:

10.1	Pre-Clearing all Securities Transactions

Pre-clearing all securities transactions under Section 18. Said approval by the Compliance Officer does not approve any proposed transaction, but rather approves receipt of the Key Person’s or Associate’s written confirmation. The Compliance Officer, Compliance Committee and the Company shall not bear any liability for any damage or loss incurred by any Key Person or Associate thereof as a result of the approval or non-approval to engage in a transaction in the Company’s securities.

10.2	Periodic Designation

Designating from time to time (i) Special Black-Out Periods, and (ii) the names of restricted persons that should be included in the Key Person or Insider definitions or otherwise subject to Special Black‑Out Periods.

10.3	Policy Circulation

Circulating this Policy or providing the key terms of this Policy to all employees and directors.

11	Individual Responsibility

Every officer, director, employee, shareholder, consultant and contractor has the individual responsibility to comply with applicable rules and regulations on insider trading.

12	Potential Civil, Criminal and Disciplinary Sanctions

12.1	Liability for Engaging in Transactions

Pursuant to applicable federal and/or state securities laws, any Covered Person may be subject to criminal and civil fines, penalties and/or imprisonment for engaging in transactions in securities covered by this Policy at a time when he/she has Inside Information.  Restrictions on serving as a director or officer of a public company may also be imposed and other administrative actions may be taken.

12.2	Liability for Recommendations or Expressed Opinions

Covered Persons may also be liable for improper transactions by any person to whom they have disclosed Inside Information or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in securities covered by this Policy, regardless of whether such person profited from said trading.

12.3	Possible Disciplinary Actions

In addition to the above, employees and directors of the Company who violate this Policy may be subject to disciplinary action, including ineligibility for future participation in the Company’s equity incentive plans or termination of employment/board membership, as applicable.

13	Reporting On Violations

Any person who violates this Policy or knows of any such violation by any other person must report the violation immediately to the Compliance Officer, who shall promptly take such action as the Compliance Officer shall deem appropriate under the circumstances, which may include recommending that the Company report the violation to the SEC, TASE or any other appropriate governmental authority.

14	Miscellaneous

The Company will strictly enforce the prohibitions against insider trading and the additional restrictions and procedures set forth in this Policy. In case of any specific questions about any of the provisions of this Policy, please contact Tower’s Compliance Officer or Tower’s Legal Department.  Any Covered Person or their Associate who is uncertain regarding the applicability of this Policy is urged to contact the Compliance Officer prior to executing any sale or purchase transaction involving the Company’s securities or Derivative Securities to determine if he or she may properly proceed.

15	Appendix 1: Key Persons and Insiders

Key Persons

All members of the Company's Boards of Directors

Chief Executive Officer, and Site Managers

Direct reports of CEO

All Vice Presidents of the Company

Insiders

All Key Persons

All Site Managers’ direct subordinates

All the members of the following Company worldwide teams:

Finance department in all sites

Business Units managers

Sales

Customer Solutions (Account Managers and COM)

Corporate Planning

Netanya Design Center managers

In-house Legal Counsel

IR / PR department

The Corporate Applications group in the Company IT department

Corporate Compliance Officer

Corporate Internal Auditor

The secretaries of the CEO, SVP, Site Managers and Site Managers’ direct subordinates

NOTE:	“Key Persons” and “Insiders” also include their Associates.

16	Appendix 2: Key Person’s Confirmation

Confirmation

I,_____________, confirm that I am NOT in possession of Inside Information (as defined in the Tower Semiconductor Ltd. Global Insider Trading Policy and Guidelines With Respect to Transactions in Company’s Securities (the “Policy”)).  I understand that engaging in securities transactions when I am in possession of Inside Information or in breach of the trade restrictions of the Policy, will subject me to possible civil and/or criminal sanctions as well as disciplinary measures by the Company, including dismissal for cause.

The foregoing instructions may not be submitted or changed during Ordinary and Special Black-Out Periods (as defined in the Policy).

Name and Position	Signature	Date

17	Appendix 3: Compliance Committee

Members of the Compliance Committee:

Vice-CFO

Senior VP Chief Legal Officer and Corporate Secretary

VP HR

Director, Corporate Counsel